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                                                                   EXHIBIT 10(r)

                            CONSULTATION AGREEMENT
                            ----------------------


          THIS AGREEMENT, made and entered into this 2nd day of July, 1994, by and between STERLING SOFTWARE, INC., a Delaware corporation, with its principal office and place of business at 8080 North Central Expressway, Suite 1100, Dallas, Texas (hereinafter referred to as "Sterling") and REC ENTERPRISES, INC., a Florida corporation, with its principal office and place of business at 620 Bridge Way Lane, Naples, Florida (hereinafter referred to as "Consultant");

                             W I T N E S S E T H :

          WHEREAS, Consultant is familiar with and has the knowledge, expertise and background as to the analysis of financial matters concerning Sterling with specific background in the businesses of Systems Center, Inc.; and

          WHEREAS, Sterling is desirous of engaging the services of Consultant, and Consultant is desirous of serving Sterling in an advisory capacity:

          NOW, THEREFORE, for and in consideration of the promises, covenants and conditions contained herein, the parties hereto agree as follows:

          1. Consultant shall serve in an advisory capacity to the President of Sterling, for the purpose of making financial and strategic recommendations affecting the general welfare of Sterling. Consultant, through its officers, including Robert E. Cook, shall make itself available for such advisory and consultation purposes during all normal business hours as may be desired by Sterling, upon reasonable notice, at such times and for such duration as may be agreed upon.

          2. As compensation for and in consideration of the services to be performed hereunder, Sterling shall pay Consultant an annual fee of $240,000.00 per year. The term of this Agreement shall be from July 2, 1994 through July 1, 1996. Commencing July 2, 1994, Sterling shall pay to Consultant the $480,000.00 fee in twenty-four (24) equal monthly payments of $20,000.00, with the first payment to be due on July 2, 1994, and a like payment to be due on the first day of each month thereafter during the remaining term of the Agreement. The fee shall be paid without regard to whether or not Sterling avails itself of Consultant's services at any time during the term of this Agreement. The Consultant shall be reimbursed for all other authorized expenses such as travel, food and lodging and which are incurred at the direction of Sterling consistent with this Agreement. Sterling shall also make available at its Reston offices, for the benefit and use by Consultant, office facilities such as secretarial services, telephone and office space.

          3. This Agreement shall terminate on July 1, 1996. This Agreement may be terminated by Consultant at any time during the term of this Agreement, but any compensation

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which has been paid as of the date of termination shall be deemed to have been earned and there shall be no repayment of any sums previously paid. This Agreement may be terminated by Sterling without further liability in the event of the death of Mr. Robert E. Cook.

          EXECUTED as of the date and year first above written.

                                 STERLING SOFTWARE, INC.



                                 By: /s/ STERLING L. WILLIAMS
                                     ------------------------------------------
                                     Sterling L. Williams
                                     President and Chief Executive Officer



                                 REC ENTERPRISES, INC.



                                 By: /s/ ROBERT E. COOK
                                     ------------------------------------------
                                     Robert E. Cook
                                     President

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